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Global Corporate Trust 190 S. LaSalle Street, 7th Floor MK-IL-SL7C Chicago, IL 60603 usbank.com

VIA EMAIL

Barclays Commercial Mortgage Securities LLC

745 Seventh Avenue

New York, New York 10019

Attention:  Daniel Vinson, Vice President

Email: daniel.vinson@barclays.com

17g5informationprovider@usbank.com

Annual Statement of Compliance

UBS-Barclays Commercial Mortgage Trust 2013-C6

Re:	The Pooling and Servicing Agreement (the “Agreement”) dated as of April 1, 2013 entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Certificate Administrator hereby certify that:

(1) A review of the activities of the Certificate Administrator during the preceding calendar year (the “Reporting Period”) and of the performance of the Certificate Administrator under the Agreement have been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled its obligations under the Agreement in all material respects throughout the Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: February 23, 2020

U.S. Bank National Association, as Certificate Administrator

By:	/s/ Kimberly O. Jacobs
Kimberly O. Jacobs
Senior Vice President